STATE OF DELAWARE

CERTIFICATE OF OWNERSHIP
SUBSIDIARY INTO PARENT
(Section 253)

CERTIFICATE OF OWNERSHIP

MERGING

REALBIZ MEDIA GROUP, INC. (a Delaware corporation)

WITH AND INTO

WEBDIGS, INC. (a Delaware corporation)

* * * * * * *

(Pursuant to Section 253 of the Delaware General Corporation Law)

Webdigs, Inc., a corporation incorporated on May 25, 1994 (the “Corporation”), pursuant to the provisions of the General Corporation Law of the State of Delaware:

DOES HEREBY CERTIFY that the Corporation owns 100% of the capital stock of RealBiz Media Group, Inc., a Delaware corporation (“RealBiz”) incorporated on July 12, 2012 pursuant to the provisions of the General Corporation Law of the State of Delaware, and that this Corporation, by a resolution of the Corporation’s board of directors duly adopted in writing on July 12, 2012, determined to and did merge RealBiz with and into the Corporation, which resolution is in the following words, to wit:

WHEREAS, the Corporation lawfully owns 100% of the outstanding stock of RealBiz; and

WHEREAS, the Corporation desires to cause RealBiz Media Group, Inc., a wholly owned subsidiary of the Corporation (“RealBiz”), to merge with and into the Corporation (the “Merger”), with the Corporation remaining as the surviving corporation to the Merger;

NOW, THEREFORE BE IT RESOLVED, that RealBiz merge with and into the Corporation, with the Corporation remaining as the surviving corporation to the Merger;

RESOLVED FURTHER, that following the Merger, the Corporation succeed to all of the estate, property, rights, privileges and franchises of RealBiz and assume all liabilities and obligations of RealBiz;

RESOLVED FURTHER, that following the Merger, the Corporation’s name shall be “RealBiz Media Group, Inc.”;

RESOLVED FURTHER, that the Corporation’s officers are hereby authorized and directed to prepare or cause to be prepared all necessary documents, agreements, instruments and certificates to effectuate the Merger, including, without limitation, a Certificate of Ownership to be filed with the Secretary of State of Delaware (the “Certificate of Ownership”); and to execute and deliver such documents, agreements, instruments and certificates, and to make such filings as they deem necessary or advisable to effectuate the Merger, including, without limitation, filing a Certificate of Ownership with the Secretary of State of Delaware, and a certified copy thereof in the office of the Recorder of Deeds of New Castle County;

RESOLVED FURTHER, that the Merger shall be effective upon the date of filing of the Certificate of Ownership with the Secretary of State of Delaware; and

RESOLVED FURTHER, that any officer of this Corporation be and he is hereby directed to make and execute a Certificate of Ownership and Merger setting forth a copy of the resolutions to merge into itself said RealBiz and assume the liabilities and obligations of RealBiz, and the date of adoption thereof, and to cause the same to be filed with the Delaware Secretary of State and to do all acts and things whatsoever, whether within or without the State of Delaware, which may be in anywise necessary or proper to effect said Merger.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by an authorized officer this 3rd day of October, 2012.

Webdigs, Inc.
(a Delaware corporation)

By:	/s/ Robert A. Buntz, Jr.
Name:	Robert A. Buntz, Jr.
Title:	CEO